EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION
OF
MTR GAMING GROUP, INC.

MTR Gaming Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.                                      The name of the Corporation is MTR Gaming Group, Inc.  The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 7, 1988.

2.                                      The effective date of this Certificate of Amendment to the Restated Certificate of Incorporation shall be the date it is filed with the Secretary of State of the State of Delaware.

3.                                      This Certificate of Amendment to the Restated Certificate of Incorporation has been duly proposed by resolutions, adopted and declared advisable unanimously by the Board of Directors of the Corporation, duly adopted at an annual meeting of the stockholders of the Corporation, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment, and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of the DGCL.

4.                                      Article IV of the Restated Certificate of Incorporation is hereby amended by changing Article IV thereof so that, as amended, said Article shall be and read as follows:

“Article IV

The total number of shares of stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock, par value $0.00001 per share (hereinafter referred to as “Common Stock”).

Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote.  The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.”

IN WITNESS WHEREOF, MTR Gaming Group, Inc. has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be duly executed on August 5, 2010.

MTR GAMING GROUP, INC.

By:	/s/ David R. Hughes
Name: David R. Hughes
Title: Corporate Executive Vice President and Chief Financial Officer

[Signature Page to Certificate of Amendment]